Exhibit 23.8

November 7, 2012

YY Inc.

Building 3-08, Yangcheng Creative Industry Zone

No. 309 Huangpu Avenue Middle

Tianhe District, Guangzhou 510655

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of YY Inc. (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately prior to the effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

[Signature page to follow]

Sincerely yours, /s/ Peter Andrew Schloss
Name: Peter Andrew Schloss